EXHIBIT 5.1-A


                              TROUTMAN SANDERS LLP
                               NATIONSBANK PLAZA
                    600 PEACHTREE STREET, N.E. - SUITE 5200
                          ATLANTA, GEORGIA 30308-2216
                            TELEPHONE: 404-885-3000


                                 August 16, 1996


Georgia Power Company
333 Piedmont Avenue, N.E.
Atlanta, Georgia  30308

     Re:  Registration Statement on Form S-3

Gentlemen:

     We have acted as counsel to Georgia Power Company (the "Company") in connection with the preparation of a Registration Statement on Form S-3, including a preliminary prospectus and preliminary prospectus supplement, filed with the Securities and Exchange Commission (the "Commission") on June 14, 1996 (File Nos. 333-06037, 333-06037-01, 333-06037-02 and 333-06037-03) and
amended by Amendment No. 1 filed with the Commission on August 16, 1996 (as so amended, the "Registration Statement"), for the registration under the Securities Act of 1933, as amended (the "Act"), of (1) Junior Subordinated Notes (the "Junior Subordinated Notes") to be issued by the Company to Georgia Power Capital Trust I (the "Trust"), (2) Trust Preferred Securities (liquidation amount $25 per Trust Preferred Security) to be issued by the Trust, and (3) the Company's Guarantee (as defined in the Registration Statement) with respect to such Trust Preferred Securities. The Junior Subordinated Notes will be issued pursuant to a subordinated note indenture, as supplemented, between the Company and the trustee named therein (the "Subordinated Note Indenture") and the Guarantee will be issued pursuant to a guarantee agreement between the Company and the trustee named therein (the "Guarantee Agreement"), in each case in the respective forms filed as exhibits to the Registration Statement.

     We are of the opinion that, upon compliance with the pertinent provisions of the Act, the Trust Indenture Act of 1939, as amended, and the Public Utility Holding Company Act of 1935, as amended, upon compliance with applicable securities or blue sky laws of various jurisdictions, upon the adoption of appropriate resolutions by the Board of Directors of the Company or a duly authorized committee thereof, when the Subordinated
Note Indenture and the Guarantee Agreement have been duly executed and delivered by the proper officers of the Company and the trustees named therein, and when the Junior Subordinated Notes and the Guarantee have been executed, authenticated and delivered in accordance with the terms of the Subordinated Note Indenture and the Guarantee Agreement, as the case may be, the Junior Subordinated Notes and the Guarantee will be valid,

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Georgia Power Company
August 16, 1996
Page 2



binding and legal obligations of the Company (subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and to general principles of equity, whether considered in a proceeding at law or in equity).

     We also advise you that we have reviewed certain statements in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, as indicated under the caption "Experts" in the prospectus, as to matters of law and legal conclusions and, in our opinion, such statements are correct in all material respects.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the statements with respect to our firm under the captions "Legal Opinions," "Legal
Matters" and "Experts" in the Registration Statement.

                              Very truly yours,

                              /s/Troutman Sanders LLP

                              TROUTMAN SANDERS LLP